Exhibit 10.35.1

 This Amending Agreement is made the 1st day of April, 2005 between

NEIL R. CASHMAN ("Cashman"), MARTY LEHTO ("Lehto") (together the "Assignors"), THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO ("University") and AMORFIX LIFE SCIENCES LTD (the "Assignee") (collectively the "Parties").

The Parties entered into an assignment agreement dated the 18th day of February, 2005 under which the Assignors with the permission of the University assigned and transferred all rights, title and interest in their epitope protection technology to the Assignee (the "Assignment Agreement"); and

As partial consideration for the assignment of rights the Assignee was required to fund further research at the University to develop the invention further under the supervision of Cashman; and

If Assignee did not enter into a research agreement with the University for at least $200,000.00 in research funding by April 30, 2005 the University or the Assignors could revoke the assignment upon 60 days written notice; and

The imminent departure of Cashman from the University has made those conditions impossible to achieve and thus the Parties now wish to amend the Assignment Agreement by reference herein; thus

The Parties hereby agree as follows:

1.	Except as otherwise defined herein, any capitalized terms used in this Amending Agreement shall have the meanings prescribed by the Assignment Agreement.

2.	Article 3.1.2 of the Assignment Agreement is deleted and replaced by the following:

3.1.2	fund further research to be conducted by or under the supervision of Cashman to develop the Invention further;

3.	The milestones in Article 5.3 of the Assignment Agreement are deleted and replaced by the following:

5.3.1	a minimum of $1.2 million gross proceeds in financing to be raised by the Assignee or its successor or affiliate

5.3.2	a minimum of $200,000.00 spent by the Assignee or its successor or assignee on the further research and development of the Invention.

4.	The Assignee agrees to indemnify and hold harmless the University and the Assignors for any and all loss or damages suffered by the Assignee with respect to further research and development of the Invention and the Assignee further releases and relieves the University and the Assignors of all liabilities, duties and obligations, incurring as a result of the Assignee's inability to undertake further research and development of the Invention at the University.

5.	All other terms of the Assignment Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF the Parties have caused this Agreement to be signed by their duly authorized officers as of the day and date first above written.

SIGNED in the presence of:

/s/ Vigen Nazarian	/s/ Neil R. Cashman
Name of Witness: Vigen Nazarian	NEIL R. CASHMAN

SIGNED in the presence of:

s/ Vigen Nazarian	/s/ Marty Lehto
Name of Witness: Vigen Nazarian	MARTY LEHTO

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO		AMORFIX LIFE SCIENCES LTD

By:	/s/ Peter B. Munsche	By:	/s/ George Adams
George Adams
Peter B. Munsche
Assistant Vice-President
Technology Transfer
University of Toronto

2